Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces the Appointment of Kevin J.

O’Donnell as President & Global Chief Underwriting Officer

PEMBROKE, Bermuda, November 13, 2012 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced the appointment of Kevin O’Donnell to the position of President & Global Chief Underwriting Officer.

Neill A. Currie, CEO, commented: “I’m pleased to announce the promotion of Kevin to the position of President of RenRe Holdings in recognition of his increasingly strategic contributions and achievements over an extended period. Kevin has done an outstanding job at expanding our underwriting footprint, developing our talented team and instilling the disciplines and collaborative practices which will ensure that the highest standards of risk assessment and selection are maintained well into the future.”

Mr. O’Donnell previously served as Executive Vice President & Global Chief Underwriting Officer and has been with the firm in positions of increasing leadership within the underwriting organization since 1996. Appointed President of Renaissance Reinsurance Ltd. in 2005, Mr. O’Donnell has since managed all of the Company’s reinsurance operations, including property catastrophe, ceded and retrocessional, and specialty reinsurance. In 2010, he assumed responsibility for RenaissanceRe’s direct insurance operations, including at Lloyd’s, and in 2011, for all assumed risk across the enterprise, including the company’s Ventures unit.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain property catastrophe and specialty joint ventures, (2) Lloyd’s, which includes reinsurance and insurance business written through Syndicate 1458, and (3) Insurance, which principally includes the Company’s Bermuda-based insurance operations.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director of Investor Relations

or

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800